STP CHEROKEE, INC. COMBINES WITH QUEST RESOURCE CORPORATION

      BENEDICT, Kansas; November 27, 2002 - Quest Resource Corporation (OTCBB:
QRCP) announces the acquisition of STP Cherokee, Inc. in a stock exchange reorganization transaction that was effective November 7, 2002.

      The assets of STP Cherokee, Inc. ("STP") include methane gas producing properties containing approximately 48,000 acres and 130 gas wells (gross) that are supported by approximately 180 miles of gas gathering pipelines, all in northeast Oklahoma and southeast Kansas. STP is currently gathering about 7,500 mcf of gas per day, including approximately 6,000 mcf that is produced and owned by STP. The acquisition was paid for with 5,380,785 shares of QRCP common stock and the assumption of approximately $10,000,000 of debt.

      With the completion of this acquisition, Quest now has approximately 105,000 acres under lease for oil and gas and 260 producing gas and oil wells that are served by approximately 340 miles of gas gathering pipelines. Total gas volumes being gathered are now about 11,000 mcf/day, including 9,000 mcf that is being produced directly by Quest.

      In conjunction with this merger transaction, Quest established a $20 million credit facility with Wells Fargo Bank Texas, N.A. and a $20 million credit facility with Wells Fargo Energy Capital, Inc. to refinance existing debt and provide additional capital for development and acquisition. In connection with the Wells Fargo Energy Capital credit facility, Quest issued a warrant to Wells Fargo Energy Capital to acquire 1,600,000 shares of Common Stock of Quest at an exercise price of $0.001 per share.

      Quest presently has 30 additional gas wells drilled and in the process of being completed. Company plans call for drilling at least another 50 wells in 2003 in order to achieve a significant increase in both daily production and proven reserves. Quest intends to use any increase in cash flow from the new wells to augment the use of debt to finance the accelerated drilling program.

      The Quest Board of Directors now consists of two previous directors, Douglas L. Lamb and John C. Garrison, and two new directors, Jerry Cash and James B. Kite, Jr. Mr. Cash has been elected Chairman of the Board, co-CEO and Chief Financial Officer. Mr. Lamb has been elected President, co-CEO and Chief Operating Officer. In order to accommodate the above changes in directors, Richard M. Cornell resigned as a director of Quest on November 6, 2002. Mr. Cornell continues his valuable service to Quest as an employee on the management team of Quest Energy Service, Inc. and his service as a director since 1999 is greatly appreciated by Quest.

      "This combination of companies provides the critical mass of property and production in the Cherokee Basin needed to operate effectively in today's competitive environment. The addition of Jerry Cash as Chairman, co-CEO and CFO, along with the entire team of STP employees, into the Quest organization enhances our breadth of experience and abilities and will greatly enhance the effectiveness of the new organization." stated Douglas L. Lamb, President of Quest.



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      Quest's primary activity is the exploration, production, and transportation of natural gas in southeast Kansas and northeast Oklahoma which is served by its 340 mile gas pipeline network. For more information, contact Mr. Jim Vin Zant at 316-788-1545 or visit the company website at www.qrcp.net.

      Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new oil and gas reserves, the sales price of such reserves, environmental issues, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission.